UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2015

GRUBHUB INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36389	46-2908664
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. Washington Street, Suite 2100, Chicago, Illinois		60602
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 585-7878

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b), (e)

On February 20, 2015, Jonathan Zabusky entered into a letter agreement with GrubHub Inc. (the “Company”), which provides that, effective August 3, 2015 (the “Separation Date”), Mr. Zabusky will resign from his positions as President of the Company, any position with any affiliates, subsidiaries or other related entities of the Company and as a member of the Company’s Board of Directors.

The letter agreement provides that in exchange for his willingness to remain employed with the Company until the Separation Date, and subject to his execution of a release of all claims in favor of the Company, he will receive the following benefits: (i) continuation of his annual salary of $333,000 for 52 weeks following the Separation Date (the “Separation Period”) and his annual car payment of $13,200 during the Separation Period; (ii) health coverage under the Company’s group health plan for Mr. Zabusky and his eligible dependents at the same level and cost to him as when he was actively employed, for the shorter of the Separation Period or throughout the period he maintains the coverage; and (iii) each vested stock option to acquire shares of the Company’s common stock previously granted to Mr. Zabusky under the Company’s 2013 Omnibus Incentive Plan and held by Mr. Zabusky as of the Separation Date shall remain exercisable for a period of 180 days following the Separation Date.  The above benefits are conditioned upon: (a) Mr. Zabusky’s execution of an amendment to the letter agreement which provides, among other things, for the release of all claims in favor of the Company as of the Separation Date (b) his employment not being terminated for “Cause” (as defined in the letter agreement) before the Separation Date and (c) Mr. Zabusky working for the Company during the entire Separation Period.  In addition, Mr. Zabusky has agreed to certain confidentiality provisions and is subject to certain non-competition and non-solicitation restrictions for a period of two years following the Separation Date.  The Company has also agreed not to terminate Mr. Zabusky for any reason other than Cause during the Separation Period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRUBHUB INC.

Date: February 23, 2015	By:	/s/ Adam DeWitt
Adam DeWitt
Chief Financial Officer

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